Exhibit E

“DECENIO DE LA IGUALDAD DE OPORTUNIDADES PARA MUJERES Y HOMBRES”

“AÑO DE LA UNIVERSALIZACIÓN DE LA SALUD”

Lima, April 8th, 2020

OFICIO Nº009-2020-EF/42.01

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

In my capacity as General Counsel of the Ministry of Economy and Finance of the Republic of Peru (the “Republic” or “Peru”) and in connection with the Registration Statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”) filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) on the date hereof, pursuant to which the Republic proposes to issue and sell from time to time up to U.S.$4,741,372,000.00 of its debt securities (the “Debt Securities”), warrants to purchase Debt Securities (the “Warrants”), or units (the “Units”), I have reviewed the following documents:

(i) the Registration Statement;

(ii) an executed copy of the Indenture, dated August 25, 2015, among the Republic, The Bank of New York Mellon, as Trustee (the “Trustee”), and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg Paying Agent and Luxembourg Transfer Agent (the “Indenture”);

(iii) the form of the Debt Securities included as an exhibit to the Indenture;

(iv) the form of the Underwriting Agreement included as exhibit A of the Registration Statement under Schedule B (File No. 333-205678);

(v) all relevant provisions of the Constitution of the Republic and all relevant laws and orders of Peru including but not limited to the following:

1. the Politic Constitution of the Republic of Peru of 1993, in particular Article 75; and

2. Urgency Decree No. 016-2019, Urgency Decree for the Annual Indebtedness Law of the Public Sector for the Fiscal Year 2020;

(vi) all such other documents, instruments and rules as I have deemed to be necessary as a basis for the opinion hereinafter expressed.

“DECENIO DE LA IGUALDAD DE OPORTUNIDADES PARA MUJERES Y HOMBRES”

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It is my opinion that under and with respect to the current laws of Peru as of the date of this opinion, the Debt Securities, the Warrants and the Units, when executed and delivered by Peru and authenticated pursuant to the Indenture, the warrant agreements or the unit agreements, as the case may be, and delivered to and paid for by the purchasers as contemplated by the Registration Statement, such Debt Securities, such Warrants and such Units will constitute valid and legally binding obligations of Peru, in accordance with their own terms.

I hereby consent to the filing of this opinion with the Registration Statement and the use of the name of the General Counsel of the Ministry of Economy and Finance of Peru, under the caption “Validity of the Securities” in the prospectus constituting a part of the Registration Statement and in any prospectus supplement relating thereto. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Juan Carlos Melgarejo Castillo
JUAN CARLOS MELGAREJO CASTILLO
General Counsel of the Ministry of Economy and Finance of Peru

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1.

POLITICAL CONSTITUTION OF PERU

(…)

TITLE III

ECONOMIC REGIME

CHAPTER I

GENERAL PRINCIPLES

Article 58: Private initiate is free. It is exercised within a market economy. Under this regime, the State guides the development of the country, and acts mainly in the areas for the promotion of employment, health, education, security, public services and infrastructure.

Article 59: The State encourages the creation of wealth and guarantees freedom of work and freedom of company, trade and industry. The exercise of these freedoms must not be damaging to morality, health or public safety. The State provides opportunities for improvement to any sectors suffering from inequality; thus, it promotes small enterprise in all its modalities.

Article 60: The State recognizes economic plurality. The national economy is sustained by the coexistence of different types of ownership and enterprise.

Only authorized by express law, the State may perform on a subsidiary basis direct or indirect business activities for reasons of great public interest or manifest national convenience. Business activity, whether public or not, receives the same legal treatment.

Article 61: The State facilitates and invigilates free competition. It combats any practice limiting this and the abuse of dominant or monopolistic positions. No law or agreement may authorize or establish monopolies.

The press, radio, television and other means of expression and social communication, and generally, companies, goods and services connected with the freedom of expression and communication may not be the object of exclusiveness, monopoly, or hoarding, whether directly or indirectly, by the State or private individuals.

Article 62: Freedom to contract guarantees that the parties may enter into valid agreements according to the regulations in force at the time of the contract. Contractual terms may not be altered by laws or other provisions of any kind. Disputes arising from the contractual relationships may only be resolved by arbitration or in the courts, under the protection mechanisms set forth in the contract or contemplated by law.

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By contract or law, the State may establish guarantees and grant securities. These may not be legally modified without prejudice to the protection referred to in the preceding paragraph.

Article 63: National and foreign investment are subject to the same conditions. The production of goods and services and foreign trade are free. If another country or countries adopt(s) protectionist or discriminatory measures damaging to the national interest, the State may in defense thereof, adopt similar measures.

In any contract entered into by the State and public law persons with domiciled foreigners must be recorded their subjection to the laws and jurisdictional organs of the Republic and their waiver of any diplomatic claims. Contracts of a financial nature may be exempted from national jurisdiction.

The State and other public law persons may submit controversies deriving from the contractual relationship to tribunals constituted pursuant to existing treaties. They may also submit them to national or international arbitration, or as established by law.

Article 64: The State guarantees the free holding and disposal of foreign currency.

Article 65: The State defends the interest consumers and users. For such effect, it guarantees the right to information on the goods and services at its disposal in the market. It also oversees in particular the health and security of the people.

CHAPTER II

ENVIRONMENT AND NATURAL RESOURCES

Article 66: Natural resources, both renewable and non-renewable, are the property of the Nation. The State is sovereign as to their use.

The conditions for their use and granting to private individuals are determined by organic law. Any such concession grants to the holder a real right, subject to the said legal regulation.

Article 67: The State determines national environment policy. It promotes the sustainable use of its natural resources.

Article 68: The State is obligated to promote the conservation of biological diversity and the natural areas protected.

Article 69: The State promoted the sustainable development of the Amazon region with appropriate legislation.

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CHAPTER III

OWNERSHIP

Article 70: The right of ownership is inviolable. The State guarantees this. It is exercised in harmony with the common good and within the limits of the law. No one may be deprived of his or her property except exclusively for reasons of national security or public need, declared by law, and after the payment in cash of fair indemnification including compensation for any possible prejudice. Action may be brought before the Judiciary in order to contest the property value set by the State in the expropriation procedure.

Article 71: With respect to property, foreigners, whether natural persons or legal entities, have the same rights as Peruvians, without in any case, being able to claim exceptions or diplomatic protection.

However, within fifty kilometers of the national boundaries, foreigners may not acquire or possess under any title whatsoever, mines, land, woods, waters, fuel or energy sources, either directly or indirectly, individually or in company, under penalty of losing, to the State, the right thus acquired. Excepted is the case of public necessity expressly declared in a supreme decree approved by the Council of Ministers pursuant to law.

Article 72: The law may, only by reasons of national security, temporally establish specific restrictions and prohibitions for the acquisition, possession, exploitation and transfer of given property.

Article 73: Property in the public domain is unalienable and imprescriptible. Property of public use may be granted to private individuals in accordance with the law for its economic use.

CHAPTER IV

TAX AND BUDGET REGIME

Article 74: Taxes are created, amended or repealed, or exemptions are established, exclusively by law or legislative decree in the event of the delegation of powers, except for tariffs and rates, which are regulated by supreme decree.

Local governments may create, amend or repeal contributions and rates, or make exemptions, within their jurisdictions with the limits established by law.

The State, when exercising its taxation powers, must respect the legal reserves principles, the principles of equality and respect for the fundamental rights of the person. No tax may have a confiscatory effect.

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Emergency decrees may not contain tax matters. The laws concerning annual taxes govern as from January first of the year following their promulgation. Budget laws may not contain regulations on tax matters.

Tax regulations passed in violation of the provisions hereof shall not be of effect.

Article 75: The State only guarantees the payment of the public debt entered into by constitutional governments in accordance with the Constitution and the law.

The State’s domestic and foreign debt operations must be approved according to the law.

Municipalities may enter into credit operations charged to their own resources arid property without requiring legal authorization.

Article 76: Works and the acquisition of supplies with the use of public funds and resources must be obligatorily executed by contract and public bidding, as must also the acquisition or alienation of property.

The contracting of services and projects whose importance and worth indicated by the Budget Law shall be public contest. The law establishes the procedure, exceptions and the respective responsibilities.

Article 77: The State’s economic and financial management is governed by the budget annually approved by Congress. The structure of the public sector budget contains two sections: central government and decentralized bodies.

The budget assign public resources on a fair basis. Their programming and execution respond to the criteria of efficiency, basic social needs and decentralization.

Each respective area, pursuant to law, will receive a fair share of the income tax received through the exploitation of natural resources, as its canon.

Article 78: The President of the Republic sends to Congress the Budget Law draft within a period ending on August 30, each year.

On the same date, he also sends the debt and financial equilibrium bills.

The budget draft must be truly in balance.

Loans form the Central Reserve Bank or Banco de la Nación are not accounted as fiscal income.

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Permanent expenditure may not be covered by loans.

The budget may not be approved without an entry for servicing the public debt.

Article 79: The representatives to Congress are not entitled to create or increase public expenditure, except with reference to their budget.

The Congress may not approve tributes with predetermined purposes, except at the request of the Executive Power.

In all other cases, the tax laws referring to benefits or exemptions required the prior report of the Ministry for the Economy and Finance.

Only by an express law, approved by two thirds of the members of Congress, may special taxation treatment for a given area of the country be selectable and temporarily established.

Article 80: The Minister for the Economy and Finance submits the claim to the Congress in Plenary. Each Minister shall defend the expenses for his sector. The President of the Supreme Court, the Attorney General and the President of the National Elections Board shall defend the corresponding demands of each institution.

If the original signed Budget Law is not sent to the Executive by November thirtieth, the Draft of the Executive Power will come into force, same which is promulgated by Legislative Decree.

Supplementary credits, payments and entry transfers shall be processed through Congress as determined by the Budget Law. During the recess of Parliament they will be processed by the Permanent Commission. In order to them be approved, they require the votes of three fifths of the legal number of members.

Article 81: The General Account of the Republic, accompanied by the Comptroller General’s Office Audit Report is sent by the President of the Republic to the Congress within a period terminating at the latest on November fifteenth of the year following the execution of the budget.

The General Account is examined and determined by a review commission within the ninety days following its submission. Congress shall issue its verdict within thirty days. If Congress does not issue a verdict within the period indicated, the report of the Review Commission shall be sent to the Executive Power so that the Executive Power may promulgate a legislative decree containing the General Account.

Article 82: The Comptroller General’s Office of the Republic is a public law decentralized entity with autonomy pursuant to its organic law. It is the senior organ of the National Control System.

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It supervises the legality of the execution of the State Budget, public debt operations and the acts of institutions subject to control.

The Comptroller General is appointed by Congress on the proposal of the Executive for seven years. He may be removed by Congress for serious offense.

CHAPTER V

CURRENCY AND BANKING

Article 83: The law determines the monetary system of the Republic. The issue of bills and coins is the exclusive power of the State. This is exercised through the Central Reserve Bank of Peru.

Article 84: The Central Bank is a public law artificial person. It is autonomous within the framework of its Organic Law.

The purpose of the Central Bank is to preserve monetary stability. Its functions are: to regulate the currency and credit in the financial system, manage the international reserves under its charge, and the other functions indicated by its organic law.

The Bank informs the country, with exactitude and periodically, regarding the state of the national finances under the responsibility of its Board.

The Bank is prohibited from granting financing to the Treasury, except for the purchase in the secondary market of securities issued by the Public Treasury, within the limits indicated by its Organic Law.

Article 85: The Bank may carry out operations and make credit agreements in order to cover temporary imbalances in the position of international reserves.

It requires authorization by law when the amount of such operations or agreements exceeds the limit indicated by the Public Sector Budget with the obligation to report to Congress.

Article 86: The Bank is governed by a Board of seven members. The Executive Power appoints four, among them the Chairman. Congress ratifies the Chairman and appoints the other three, with an absolute majority of the legal number of its members.

All Bank members are appointed for the constitutional period corresponding to the President of the Republic. They do not represent any particular entity or private interest. Congress may remove them for serious offenses. In the event of a removal, the new directors shall complete the corresponding constitutional period.

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Article 87: The State encourages and guarantees saving. The law establishes the obligations and limits of companies receiving savings from the public, as well as the mode and scope of such guarantee.

The Superintendency of Banking and Insurance exercises control over banking and insurance companies, and others receiving deposits from the public and others which, carrying out similar or related operations, are determined by law.

The law establishes the organization and functional autonomy of the Superintendency of Banking and Insurance.

The Executive appoints the Superintendent of Banking and Insurance for the period corresponding to its constitutional period. This is ratified by Congress.

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2.

Urgency Decree N° 016-2019

Urgency Decree for the indebtedness of the Public Sector for fiscal year 2020

THE PRESIDENT OF THE REPUBLIC

CONSIDERING:

That, according to article 135° of the Political Constitution of Peru, during the parliamentary interregnum, the Executive power legislate by means of urgency decrees, which it reports the Permanent Commission for it to examine them and elevate them to Congress, once it is installed;

That, through Supreme Decree N° 165-2019-PCM, Supreme Decree that dissolved the Congress of the Republic and summons elections for a new Congress, the parliamentary mandate of congressmen was revoked, but the Permanent Commission continued functioning;

That, according to article 78° of the Political Constitution of Peru, the President of the Republic submits the Annual Indebtedness Law’s draft to the Congress of the Republic for its approval, in agreement with article 9° of Legislative Decree N° 1437, Legislative Decree of the Public Indebtedness National System; thus, given the situation described in the previous paragraph, it is necessary that the Executive Power approves provisions for the Indebtedness of the Public Sector for the Fiscal Year 2020, by means of the mechanism established in article 135° of the Political Constitution of Peru.

Exercising the faculties conferred by article 135° of the Political Constitution of Peru;

With the favourable vote of the Council of Ministries; and,

Subject to reporting to the Permanent Commission for its examination and elevation to Congress once it is installed;

DECREES;

CHAPTER I

GENERAL PROVISIONS

Article 1° Matter

1.1. The Urgency decree has as matter the regulation of conditions for the indebtedness of the Public Sector for the Fiscal Year 2020, in accordance with article 9° of Legislative Decree N° 1437, Legislative Decree of the Public Indebtedness National System.

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1.2. For purposes of this Urgency Decree, whenever the Legislative Decree is mentioned, it refers to Legislative Decree N° 1437, Legislative Decree of the Public Indebtedness National System or any law that substitutes it.

Article 2° Commission

The annual commission, whose collection is authorized to the Ministry of Economy and Finance in article 37 of the Legislative Decree, is equivalent to 0.1% of the amount owed in relation to the correspondent operation.

Article 3° Maximum amounts authorized for agreements on operations of external or internal indebtedness

3.1 The National Government is authorized to agree operations of external indebtedness up to an amount equivalent to US$ 1 669 481 000,00 (One billion six hundred sixty-nine million four hundred eighty-one thousand and 00/100 American Dollars), which shall be used as follows:

1.	Economic and social sectors, up to US$ 1 569 481 000 (one billion five hundred sixty-nine million four hundred eighty-one thousand and 00/100 American Dollars).

2.	Support to the balance of payments, up to US$ 100 000 000,00 (one hundred million and 00/100 American Dollars).

3.2 The National Government is authorized to agree operations of internal indebtedness up to an amount that cannot exceed S/ 13 586 845 586 (thirteen billion five hundred eighty-six million eight hundred forty-five thousand five hundred eighty-six and 00/100 Soles), which shall be destined as follows:

1.	Economic and social sectors, up to S/ 5 484 947 772,00 (five billion four hundred eighty-four million nine hundred forty-seven thousand seven hundred seventy-two and 00/100 Soles).

2.	Support to the balance of payments, up to S/ 7 813 381 802,00 (seven billion eight hundred thirteen million three hundred eighty-one thousand eight hundred two and 00/100 Soles).

3.	National Defence, up to S/ 205 109 706,00 (two hundred five million one hundred nine thousand seven hundred six and 00/100 Soles).

4.	ONP Bonds, up to S/ 83 406 306,00 (eighty-three million four hundred six thousand three hundred six and 00/100 Soles).

3.3 The Ministry of Economy and Finance, through the General Direction of the Public Treasury, is authorized to make reassignments among the indebtedness amounts set forth in numeral 1 of paragraph 3.1 and numeral 1 of paragraph 3.2; as well as reassignments among the amounts set forth in numeral 2 of paragraph 3.1 and numeral 2 of paragraph 3.2, including the amount not placed of the issuance approved in paragraph 6.1 of article 6 of this Urgency Decree, without exceeding the total maximum amounts set forth in this Urgency Decree.

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3.4 Before the reassignment, it must be reported to the Budget and General Account of the Republic Commission of the Congress, indicating the amounts and projects, for its knowledge.

Article 4°. Credit Score

The credit score referred to in article 57° of the Legislative Decree is required when the amount of the agreements, individually or in aggregate, of the respective Regional Government or Local Government, with or without guarantee from the National Government, during Fiscal Year 2020, exceeds the amount of S/ 15 000 000,00 (fifteen million and 00/100 Soles).

Article 5° Maximum amount of guarantees provided by the National Government in Private Investment Promotion Procedures through Public-Private Partnerships.

The National Government is authorized to grant or hire guarantees to back obligations derived from Private Investment Promotion Procedures through Public-Private Partnerships up to an amount that shall not exceed US$ 898 917 808,00 (eight hundred ninety-eight million nine hundred seventeen thousand eight hundred eight and 00/100 American Dollars), plus Value Added Tax (IGV), or its equivalent in national currency, in accordance with article 29° and paragraph 46.4 of article 46° of the Legislative Decree.

Article 6° Approval for issuance of bonds

6.1. It is approved that the National Government may, in one or a series of placements, launch an internal bond issuance up to the amount of S/ 11 813 381 802,00 (eleven billion eight hundred thirteen million three hundred eighty-one thousand eight hundred two and 00/100 Soles), which shall be considered as part of the amount of the indebtedness obligations referred to in numerals 1 and 2 of paragraph 3.2 of article 3°.

6.2. When indebtedness amounts set forth in numerals 1 and 2 of paragraph 3.2 of article 3° are reassigned to operations of external indebtedness, it is approved that the external bond issuance, that the National Government may perform in one or a series of placements, can be launched up to the amount resulting from the reassignment of the indebtedness amounts set forth in article 3°.

6.3 In case the financial conditions are more favorable, in the terms established in paragraph 27.5 of article 27 of the Legislative Decree, it is hereby approved that the National Government can perform an external or internal issuance of bonds with the objective of pre-finance the requirements of the next fiscal year contemplated in the Multiannual Macroeconomic Framework or in the correspondent Macroeconomic Projections Report.

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6.4 The aforementioned internal bond issuances are subject to the provisions of the Market Makers Program Regulations and the Sovereign Bonds Regulations, in force.

6.5 Within thirty (30) days following the conclusion of the operations performed under this article, the Ministry of Economy and Finance shall inform the Budget and General Account of the Republic Commission of the Congress and the General Comptroller of the Republic about such operations.

Article 7° Approval of operations of debt administration and bond issuance

7.1. The National Government is authorized to perform, in one or more tranches, operations of debt administration, up to the equivalent amount in national currency or any other currency of US$ 6 000 000 000,00 (six billion and 00/100 American Dollars), under the modality of prepayment, debt exchange, repurchase, among others, contemplated in paragraph 15.2 of article 15° of the Legislative Decree.

7.2. The National Government may perform the internal or external issuance of bonds, in one or more placements, up to the amount needed to implement the debt administration operations referred to in the previous paragraph.

7.3 The aforementioned internal bond issuance is subject to the provisions of the Market Makers Program Regulations and the Sovereign Bonds Regulations, in force.

7.4 Within thirty (30) days following the conclusion of the operations performed under this article, the Ministry of Economy and Finance shall inform the Budget and General Account of the Republic Commission of the Congress and the General Comptroller of the Republic about such operations.

Article 8° Implementation of indebtedness and debt administration operations

8.1 For the implementation of debt administration operations referred to in the precedent article, as well as the implementation of external bond issuances referred to in articles 6 and 7, and the implementation of internal bond issuances, in case a placement mechanism that substitutes the Market Makers Program, a ministerial resolution of the Ministry of Economy and Finance will determine the amounts to be issued, the general conditions of the bonds, the appointment of the investment bank or banks that shall provide their arrangement and placement services, and the entities that will provide complementary services, among other matters.

8.2 Within thirty (30) days following the conclusion of the operations performed under articles 6 and 7, the Ministry of Economy and Finance shall inform the Budget and General Account of the Republic Commission of the Congress and the General Comptroller of the Republic about such operations.

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CHAPTER II

SPECIFIC PROVISIONS

Article 9° General Capital Increase of BIRF

9.1. It is hereby approved the General Capital Increase of Banco Internacional de Reconstrucción y Fomento (BIRF) correspondent to the year 2018, for an amount of US$ 27 806 367 500,00 (twenty-seven billion eight hundred six million three hundred sixty-seven thousand five hundred and 00/100 American Dollars), in the terms established in Resolution N° 663 titled “General Capital Increase 2018”, approved by the Governors Assembly of BIRF.

9.2 Under the General Capital Increase, the Republic of Peru subscribes 756 shares, with a total value of US$ 91 200 060,00 (ninety-one million two hundred thousand sixty and 00/100 American Dollars), out of which it pays US$ 18 240 012,00 (eighteen million two hundred forty thousand twelve and 00/100), that correspond to 20% of their total value, to be paid within five (05) years.

Article 10° Selective Capital Increase of BIRF

10.1 It is hereby approved the Selective Capital Increase of Banco Internacional de Reconstrucción y Fomento (BIRF), correspondent to the year 2018, for an amount of US$ 32 323 303 805,00 (thirty-two billion three hundred twenty-three million three hundred three thousand eight hundred five and 00/100 American Dollars), in the terms set forth in Resolution N° 664 titled “Selective Capital Increase 2018”, approved by the Governors Assembly of BIRF.

10.2 Under the Selective Capital Increase, the Republic of Peru has subscribed 645 shares, with a value of US$ 77 809 575,00 (seventy-seven million eight hundred nine thousand five hundred seventy-five and 00/100 American Dollars), out of which it pays US$ 4 668 575,00 (four million six hundred sixty-eight thousand five hundred seventy-five and 00/100 American Dollars), that correspond 6% of their total value, to be paid within five (05) years.

Article 11° Subscription of shares of AIIB

11.1 It is hereby approved the subscription of shares of Asian Infrastructure Investment Bank (AIIB), for an amount of US$ 154 600 000,00 (one hundred fifty-four million six hundred thousand and 00/100 American Dollars), divided in 1 546 shares, each with a nominal value of US$ 100 000,00 (one hundred thousand and 00/100 American Dollars), in the terms indicated in Resolution N° 31 dated as of March 21, 2017, approved by the Bank’s Governors Assembly.

11.2 Under the share subscription procedure, the Republic of Peru subscribes and pays 309 shares for a total value of US$ 30 900 000,00 (thirty million nine hundred thousand and 00/100 American Dollars), in five (05) annual and equal instalments.

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11.3 The subscription of shares and their payment is made once the adherence and acceptance of the Republic of Peru to terms of the AIIB Agreement is approved.

Article 12° Authorization of contingent financing under the Framework Agreement of the Pacific Alliance

12.1 The Ministry of Economy and Finance is authorized to, under the Framework Agreement of the Pacific Alliance, hire jointly with the other member countries, a disasters risk transfer scheme or other contingent financing, under the modality of bonds or others offered in the international market, either directly or through a credit multilateral organism, subject to Subchapter IV of Chapter III of Title III of the Legislative Decree, in what results applicable.

12.2 Furthermore, the Ministry of Economy and Finance is authorized to, through the General Direction of the Public Treasury, execute the documents needed to participate in the design and preparation of the aforementioned scheme of disasters risk transfer or other contingent financing, in which the Peruvian Government’s may compromise to share the expenses for such design and preparation. Those documents are approved by ministerial resolution of the Ministry of Economy and Finance.

12.3 The scheme of disasters risk transfer or other contingent financing, as well as any other pertinent documents for its implementation, are approved by supreme decree with endorsement of the Minister of Economy and Finance, and informed to the Budget and General Account of the Republic Commission of the Congress and the General Comptroller of the Republic within thirty (30) days following the conclusion of the scheme’s implementation.

Article 13° Transfer of dividends

13.1 It is hereby ordered the transfer by the Fondo Nacional de Financiamiento de la Actividad Empresarial del Estado (FONAFE), of 50% of all distributable profits generated in its favor by the Corporación Financiera de Desarrollo S.A. (COFIDE), to the Unique Account of the Public Treasury, in a term that shall not exceed thirty (30) days following the receipt of such dividends.

13.2 Such transfer of dividends is up to the amount equivalent to the shares issued by COFIDE as a result of the capitalization of debt approved by the Fifth Final Complementary Provision of Law N° 30695, Law of Indebtedness for the Public Sector for the Fiscal Year 2018, and the capital contribution authorized by the Sixty-Eighth Final Complementary Provision of Law 30693, Law of the Public Sector’s Budget for the Fiscal Year 2018, and is made starting on the eighth year after the issuance of the correspondent shares, according to the schedule to be established by ministerial resolution of the Ministry of Economy and Finance.

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Article 14° Persons that breach their obligations

14.1 The companies and their shareholders that were guaranteed by the Government to obtain financing from abroad and have breached their payment obligations therein, cannot be bidders, contractors or participate in investment promotion actions organized by the Government, until they pay their debt.

14.2 This article extend to those companies with a new denomination and shareholders that assumed the assets of the debtor company.

Article 15° Term for the approval of indebtedness operations currently under review

The indebtedness operations comprehended within the reach of numerals 1 and 2 of paragraph 3.1 and numerals 1 and 2 of paragraph 3.2 of article 3 of Law N° 30881, Law of the Public Sector’s Indebtedness for the Fiscal Year 2019, that as of December 31 2019 are still under review, can be approved in the first quarter of the Fiscal Year 2020, under such law.

Article 16° Placement of remaining bonds approved by Law N° 30881

The Ministry of Economy and Finance is authorized to, through the General Direction of the Public Treasury, place during the Fiscal Year 2020, the remaining sovereign bonds approved by article 6° of Law N° 30881, Law of Public Sector’s indebtedness for the Fiscal Year 2019, in order to finance the implementation of investment projects under the Investment Continuity with Resources for Official Credit Operations set forth in the Urgency Decree that approve the Public Sector’s Budget for the Fiscal Year 2020.

FINAL COMPLEMENTARY PROVISIONS

First. Entry into force

The Urgency Decree will be in force on January 1, 2020, except for articles 9, 10, the Second Final Complementary Provision, and the Unique Repealing Complementary Provision, which will be in force the day after its publication.

Second. Reassignments established in paragraph 3.3 of article 3 of Law N° 30881

The reassignment established in paragraph 3.3 of article 3 of Law N° 30881, Law of Public Sector’s Indebtedness for the Fiscal Year 2019, between the amounts authorized in numerals 2 of paragraph 3.1 and numeral 2 of paragraph 3.2 of said article, is applicable to amount not placed of the issuance approved under paragraph 6.1 of article 6° of such Law.

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“AÑO DE LA UNIVERSALIZACIÓN DE LA SALUD”

Third. Endorsement

This Urgency Decree is endorsed by the President of the Council of Ministers and by the Minister of Economy and Finance.

COMPLEMENTARY AMENDING PROVISIONS

First. Amendment of numeral 3 of paragraph 9.2 of article 9, numeral 2 of paragraph 15.3 of article 15 and the First Complementary Final Provision of Legislative Decree N° 1441

Amend numeral 3 of paragraph 9.2 of article 9, numeral 2 of paragraph 15.3 of article 15 and the First Complementary Final Provision of Legislative Decree N° 1441, Legislative Decree of the Treasury’s National System, as follows:

“Article 9.- Relation with international financial organizations

(…)

9.2 The representation of the Republic of Peru before said international organizations is exercised as follows:

(…)

3. The Ministry of Economy and Finance is the principal director of the Series A shares in Corporacion Andina de Fomento (CAF); and the Vice minister of Treasury is the alternate director of the Series A shares. The Vice minister of Economy is the alternate director the represents the holders of the Public sector of Peru of the Series B shares in such corporation.”

“Article 15.- Income Management

(…)

15.3 The Resources Directly Collected are regulated as follows:

2. The provisions of this paragraph are not applicable to Public Universities, as well as to those Resources Directly Collected that derive from commercialization activities of goods and services authorized by law or that are considered intangibles, according to an express provision with rank of law”

“Final Complementary Provisions

First. Entry into force and progressiveness

Numeral 1 of paragraph 15.3 of article 15 under Legislative Decree N° 1441, Legislative Decree of the Treasury’s National System, is applicable as of Fiscal Year 2021 for public entities of the Legislative, Executive and Judicial powers, and for the Constitutionally Autonomous Organisms set forth in numeral ii of literal a of subsection 1 of article 3 of said law.

Numeral 2 of paragraph 4.2 of article 4, numerals 5,6,7,8,9,11,14 and 17 of paragraph 5.2 of article 5, numerals 5 and 7 of paragraph 6.2 of article 6, articles 10, 11 and 14, paragraph 16.5 of article 16, paragraph 17.5 of article 17, articles 18, 19, 21 and 22 and the use of the Affidavit established in numeral 4 of article 20 are implemented progressively in accordance with the ministerial resolution issued by the Ministry of Economy and Finance.

“DECENIO DE LA IGUALDAD DE OPORTUNIDADES PARA MUJERES Y HOMBRES”

“AÑO DE LA UNIVERSALIZACIÓN DE LA SALUD”

All other provisions of the Legislative Decree are in force since the day following its publication.”

Second. Incorporation of the Fourth Complementary Final Provision of Legislative Decree N° 1441

The Fourth Complementary Final Provision of Legislative Decree N° 1441, Legislative decree of the Treasury’s National System is incorporated as follows:

“Fourth. Advancement of the mining canon

Regional and Local Governments that are beneficiaries of the Mining Contribution in accordance with Law N° 27506, Law of Canon, receive on the month of January of each year, resources in advance equivalent to 50% of the total amount of resources derived from the Mining Canon assigned in their Opening Institutional Budget (PIA) of the corresponding fiscal year.

Such advancement of resources is registered in the same source of financing and in the same Income Class as the Mining Canon, keeping the same destine and/or objective legally established.

The General Direction of the Public Treasury deducts from the total amount of the Mining Canon that is determined for each Regional or Local government, the advancement of resources referred to in this provision. The transfer of the remaining amount of the Mining Canon is made in the opportunity and term the corresponds in accordance with the regulations in force. If there are amounts pending to be deducted, these will be cancelled with the transfer under the concept of Mining Canon that corresponds to each Regional and Local Governments in the following years, up to 50% of such transferences in each fiscal year.

The advancement of Mining Canon is not applicable to those Regional and Local Governments that maintain amounts pending deduction for previously granted advancements.

The application of this provision does not free Regional and Local Governments from their previous payment obligations and commitments and that must be attended to with the resources derived from the Mining Canon they are entitled to.”

COMPLEMENTARY REPEALING PROVISION

Unique. Repeal

Article 11 of Law N° 30881, Law of Indebtedness of the Public Sector for the Fiscal Year 2019 is repealed.

“DECENIO DE LA IGUALDAD DE OPORTUNIDADES PARA MUJERES Y HOMBRES”

“AÑO DE LA UNIVERSALIZACIÓN DE LA SALUD”

Granted in the House of Government, Lima, on November 19 2019.

MARTÍN ALBERTO VIZCARRA CORNEJO

President of the Republic

VICENTE ANTONIO ZEBALLOS SALINAS

President of the Council of Ministers

MARÍA ANTONIETA ALVA LUPERDI

Minister of Economy and Finance